Exhibit 10.20

GLOBAL BUSINESS TRAVEL

April 1, 2019

Michael Qualantone

[ADDRESS REDACTED]

Dear Michael:

While conducting a review of executive employment agreements, we discovered your agreement is not on file. A signed agreement is an important document which provides clarity of the terms and conditions of your employment with American Express Global Business Travel. Please review this document and return a signed copy to me at your convenience.

❑The position

Your position is EVP/GM Global Supplier Relations, reporting to me, and you will continue to be a member of the Executive Leadership Team.

❑Compensation

Your compensation for this position consists of a bi-weekly salary of $21,153.85 less taxes and applicable withholdings, which equates to an annualized salary of $550,000.00. This position is exempt from overtime eligibility.

❑Pay Period and Pay Days

GBT has a biweekly pay cycle with pay dates occurring on every other Friday on a one week lag.

❑Management Bonus Plan

You remain eligible to participate in GBT's Management Bonus Plan as in effect from time to time. The full-year bonus target for your position is 100% of your base salary and the bonus amount may be as high as 200% of your base salary. The actual amount of your award is based on individual contribution and organizational performance. Annual awards are paid in the March that follows the year in which the bonus is earned (e.g., your bonus for 2019 will be paid in March 2020). Payment of an annual award is contingent upon your continuous employment in good standing through the payment date and other terms and conditions of the Management Bonus Plan.

Michael Qualantone

April 1, 2019

❑Benefits

You continue to be eligible to participate in GBT's core and voluntary benefit plans, including, but not limited to Medical, Dental and Vision coverage, Flexible Spending Accounts for Medical and Dependent Care expenses, Basic Life Insurance, and Short and Long Term Disability.

❑401k

You continue to be eligible to participate in the GBT 401(k) Plan.

❑Paid Time Off Eligibility

Executives at GBT do not have a set vacation allowance or accrual. This greater flexibility to schedule your time off assumes you will responsibly balance your professional obligations in conjunction with your time off. You continue to be eligible for other Paid Time Off (Sick, Disability and Holiday), in accordance with the Company policies as applicable to similarly situated employees.

❑Severance Eligibility

If GBT terminates your employment other than for "Cause" as defined below, or if you resign employment for "Good Reason" as defined below, then, provided you sign an agreement and release of claims in favor of GBT and its affiliates, you will be eligible for the following severance benefits, subject to any applicable taxes and per the GBT elected payment schedule:

•	Continued salary for 52 weeks, based upon the salary that is effective at the time of the termination of your employment;
•	Provided you elect COBRA benefits, the Company will subsidize your healthcare premium costs for 52 weeks such that you will pay no more than if you remained employed;
•	Pro-rated annual bonus, based on performance and paid at the targeted amount of the then annual salary;
•	Continued vesting in the MIP for up to six months following the termination date, in accordance with the plan provisions;

You will not be eligible for the foregoing benefits if your employment is terminated for "Cause," or due to your death or disability, or if you terminate employment without "Good Reason."

Michael Qualantone

April 1, 2019

For the purpose of this agreement, "Cause" shall mean: (i) willful and continued failure to adequately perform substantially all of your duties; (ii) your failure to devote substantially all of your business time exclusively to the performance of your duties for GBT (subject to the ability to engage in activities in accordance with applicable policies); (iii) willful misconduct; (iv) unlawful use of a controlled substance; (v) conviction of, or entry of a plea of guilty or no contest to, any felony or any crime involving dishonesty, theft, moral turpitude, breach of trust or breach of a fiduciary duty or their equivalent under local law; (vi) engagement in an act or omission that is detrimental to the business or reputational interests of GBT, including but not limited to an act of fraud, embezzlement, theft or dishonesty, whether in the past or future (including any such acts occurring prior to the commencement of employment); (vii) habitual or gross negligence in the performance of your duties; (viii) material or repeated violation of any policy or practice adopted by GBT or one of its affiliates applicable to you, including but not limited to any applicable code of conduct; or (ix) violation of any GBT detrimental conduct provision.

For purposes of this letter, "Good Reason" shall mean any of the following occurring without your written consent: (i) a material reduction by GBT of your annual base salary (other than pursuant to an across the board reduction similarly affecting other senior executives within GBT); (H) a material reduction by GBT of your job responsibilities and title; (Hi) a willful failure by GBT to pay compensation that is due and owing. Notwithstanding the foregoing, Good Reason shall not exist unless within 30 days of the occurrence claimed to constitute Good Reason you have provided GBT with written notice setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason, and affording GBT 30 days in which to cure the alleged occurrence.

❑Compliance with Policies

In the course of your continued employment, you will be expected to acknowledge and comply with the GBT Code of Conduct and such other policies as GBT may adopt and issue from time to time. It is your responsibility to read and understand these policies and, if you have any questions now or in the future, it is your responsibility to make the appropriate inquiries.

❑Employment At Will, Entire Agreement and No Conflicts

This letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with GBT is at will, and either you or the Company may terminate employment at any time, for any reason, with or without cause or notice. In addition, by signing this letter, you acknowledge that this letter, along with the GBT employment documents you have signed, including your employment application, the Arbitration Policy, and the Management Incentive Plan, set

Michael Qualantone

April 1, 2019

forth the entire agreement regarding employment between you and the Company, and fully supersedes any other prior agreements or understandings, whether written or oral.

❑Acceptance of Employment Terms

Thank you for the contributions you have made to our business. Please indicate your acceptance of these terms by signing the enclosed copy and returning it to my attention.

Yours truly,

Douglas Anderson

Agreed and Accepted

/s/ Michael Qualantone

Date:	8/19/2019